ASSET MANAGEMENT AGREEMENT

This Asset Management Agreement ("Agreement"), dated as of January 01, 2019, is entered into by and between Cardone Equity Fund V, LLC, a Delaware limited liability company (the "Company") and Cardone Capital, LLC, a Delaware limited liability company (the "Manager").

WITNESSETH

WHEREAS, the Company desires to avail itself of the experience, expertise, sources of information, advice, assistance and certain facilities available to the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Company; and

WHEREAS, the Manager is willing to undertake to render such services, subject to the supervision of the Company, on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. Defined terms shall have the meaning set forth below.

"Affiliate or Affiliated" shall mean as to any individual, corporation, partnership, limited liability company, trust or other association (i) any person or entity directly or indirectly, through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (ii) any person or entity, directly or indirectly owning or controlling 10% or more of the outstanding voting securities of another person or entity; (iii) any officer, director, partner, member, or trustee of such person or entity; (iv) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, partner, member, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity. For purpose of this Agreement, the term "person" shall include any natural persons, partnership, corporation, trust, limited liability company, association or other entity.

"Agreement" shall mean this Asset Management Agreement between the Company and the Manager, as amended from time to time.

"Asset Management Fee" shall have the meaning set forth in Section 7.

"Capital Contribution" shall have the meaning ascribed to such term in the Operating Agreement.

"Company" shall mean Cardone Equity Fund V, LLC, a Delaware limited liability company.

"Manager" shall mean Cardone Capital, LLC.

"Operating Agreement" shall mean the limited liability company agreement of the Company, as amended or restated from time to time.

"Property" means that certain real property, including improvements thereon, known as Atlantic Delray Beach, LLC and Stella 351, LLC and any future acquired properties.

2. Appointment. The Company hereby appoints the Manager to serve as its asset manager on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment.

3. Duties of the Manager. The Manager is responsible for advising the Company with respect to managing, operating, directing and supervising the operations and administration of the Company and its assets, including any assets owned by subsidiaries of the Company. The Manager shall have no obligation to take any action that would require the Manager to register as an investment advisor pursuant to the Investment Advisers Act of 1940. Subject to the limitations set forth in this Agreement, including Section 4, the Manager shall perform the following duties:

3.1 serve as the Company's asset manager and, when reasonably requested, provide reports in connection with the Company's assets;

3.2 provide, either directly or through access to the Manager's employees and contractors, the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

3.3 select, and, on behalf of the Company, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, developers, construction companies, property owners, property managers, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Manager, and persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

3.4 perform such due diligence and underwriting duties as reasonably required by the Company in order for the Company to make a reasonable business judgement as to the acquisition or disposition of an Investment;

3.5 monitor and evaluate the performance of the Company's Investments, oversee the performance of the property managers for the Investments and coordinate and manage relationships between the Company;

3.6 provide ongoing services with respect to the management of the Property including with respect to recommendations regarding capital improvements, payment and contestation of property and other taxes assessed at the Property and evaluation and recommendations regarding any insurance policies obtained by the Company (or any subsidiary thereof);

3.7 negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, or obtain loans for the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers; and provided, further, that any fees and costs payable to third parties incurred by the Manager in connection with the foregoing shall be the responsibility of the Company;

3.8 from time to time, or at any time reasonably requested by the Company, make reports of its performance of services to the Company under this Agreement;

3.9 provide the Company with all necessary cash management services; and

3.10 do all things necessary to assure its ability to render the services described in this Agreement.

4. Authority of Manager. Pursuant to the terms of this Agreement (including the restrictions included in this Section 4) and the Company's Operating Agreement, the Company grants the Manager the authority to perform any and all actions necessary and proper or required to be performed by Manager under the Company's Operating agreement, including, without limitation the services described in Section 3. The Manager shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Manager as it may deem appropriate. Any authority delegated by the Manager to any other Person shall be subject to the limitations on the rights and powers of the Manager specifically set forth in this Agreement and in the Company Operating Agreement.

5. Records; Access. The Manager shall maintain appropriate records of all its activities hereunder and make such records available for inspection by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Manager shall at all reasonable times have access to the books and records of the Company.

6. Limitations on Activities. Notwithstanding any other provision in this Agreement, the Manager shall refrain from taking any action which, in its sole judgment made in good faith, would (i) subject the Company to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"), or (ii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Company's Units, or otherwise not be permitted by the Company's Operating Agreement. Subject to the Company's Operating Agreement and applicable law, neither the Manager, its members, managers, officers, employees and Members and officers of the Manager's Affiliates shall be liable to the Company, or Members of the Company for any act or omission by the Manager, its officers or employees, or Members or officers of the Manager's Affiliates except as provided in Section 15 and Section 16 of this Agreement.

7. Asset Management Fee. The Company shall pay the Manager as compensation for the services described in Section 3 an Asset Management Fee in an amount equal to 1.0% per annum of all Capital Contributions made to the Company. Capital Contributions will be determined as of the date of each capital closing during the Investment Period and subsequently as of the last day of the prior month. The Asset Management Fee shall be payable no more frequently than monthly on the last day of such month, or the first business day following the last day of such month.

8. Other Services. Should the Company request that the Manager or any member, manager, officer or employee thereof render services for the Company other than as set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Manager and the Company, and shall not be deemed to be services pursuant to the terms of this Agreement.

9. Other Activities of the Manager. Nothing herein contained shall prevent the Manager from engaging in other activities, including, without limitation, the rendering of advice to other persons and the management of other programs advised, sponsored or organized by the Manager or its Affiliates; nor shall this Agreement limit or restrict the right of any member, manager, officer, or employee of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other person. The Manager may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.

10. Relationship of Manager and Company. The Company and the Manager do not intend to form a joint venture, partnership or similar relationship. Instead, the parties intend that Manager shall act solely in the capacity of an independent contractor for the Company. Nothing in this Agreement shall cause the Manager and the Company to be joint venturers or partners of each other, and neither shall have the

power to bind or obligate the other party by virtue of this Agreement, except as expressly provided in this Agreement.

11. Term. Subject to Section 12, this Agreement shall continue in effect for the life of the Company as provided under the Operating Agreement.

12. Termination for Cause. This Agreement may be terminated for cause by the Company in the event fraud, willful misconduct or gross negligence of the Manager, as determined by a final, non-appealable judgement of a court of competent jurisdiction. This Agreement may be terminated for cause by the Manager in the event that the Company becomes subject to regulation under the Investment Company Act.

13. Assignment to an Affiliate. This Agreement may be assigned by the Manager to an Affiliate of the Manager. The Manager may assign any rights to receive fees or other payments under this Agreement. This Agreement shall not be assigned by the Company without the consent of the Manager, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company are bound by this Agreement.

14. Payments to And Duties of Manager Upon Termination.

14.1 After the Termination Date, the Manager shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all earned but unpaid fees payable to the Manager prior to termination of this Agreement.

14.2 The Manager shall promptly upon termination, but in no event earlier than 30 days following termination:

14.2.1 pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation to which it is then entitled;

14.2.2 deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company;

14.2.3 deliver to the Company all assets, including Investments, and documents of the Company then in the custody of the Manager; and

14.2.4 cooperate with the Company to provide an orderly management transition.

15. Indemnification by the Company. The Company shall indemnify and hold harmless the Manager and its Affiliates, including their respective officers, directors, partners, members, managers and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by any law. Notwithstanding the foregoing, the Manager shall not be entitled to indemnification or be held harmless pursuant to this Section 14 for any activity which the Manager shall be required to indemnify or hold harmless the Company pursuant to Section 16. Any indemnification of the Manager may be made only out of the net assets of the Company.

16. Indemnification by Manager. The Manager shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Manager's fraud, willful misconduct or gross negligence, but the Manager shall not be held responsible for any action of the Company, or an action taken by the Manager on the request of the Company, in following or declining to follow any advice or recommendation given by the Manager.

17. Arbitration. (a) Except as set forth in Section 17(c) below, any dispute, question or difference arising between the parties to this Agreement in connection with this Agreement or otherwise in regard to the relationship of the parties hereto by virtue of the terms in this Agreement, including the construction and scope of this Agreement, that cannot be amicably resolved between them, shall be finally settled in accordance with Commercial Arbitration rules and regulations of the American Arbitration Association ("**Association**") then in effect by one or more arbitrators mutually selected by the parties from the commercial panel of the Association. The arbitrator(s) to be appointed shall be English speaking persons. The arbitrator(s) shall have the power to extend time for pronouncing the award with the consent of the parties. Judgment upon an arbitration may be entered in any court having competent jurisdiction thereof, and shall be binding, final and non-appealable. The arbitrator(s) shall have the power to award any and all remedies and relief whatsoever that is deemed appropriate under the circumstances, including, but not limited to, money damages and injunctive relief.

(b) This arbitration provision shall be deemed to be self-executing and shall remain in full force and effect after the expiration or termination of this Agreement. In the event any party fails to appear at any arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear. The parties hereby consent to arbitration to be held within the City, County and State where the Company's executive offices are located, and irrevocably agree that all actions or proceedings relating to this Agreement shall take place in such City and waive any objections that they may have based on improper venue or *forum non conveniens*. The arbitrator(s)' fees in connection with any such arbitration proceeding shall be shared equally among the parties hereto.

18. Miscellaneous.

18.1 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company:

Cardone Equity Fund V, LLC
18909 NE 29th Avenue
Aventura, FL. 33180

To the Manager:

Cardone Capital, LLC
18909 NE 29th Avenue
Aventura, FL. 33180

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 17.1.

18.2 Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

18.3 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

18.4 Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

18.5 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

18.6 No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.7 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

18.8 Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

18.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

CARDONE EQUITY FUND V, LLC
a Delaware limited liability company

By____________________________
Grant Cardone, Manager

MANAGER:

CARDONE CAPITAL, LLC
a Delaware limited liability company

____
Grant Cardone